Financial presentation to accompany management commentary Q1 FY2021

Safe harbor and non-GAAP measures This presentation contains statements that may be "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of the COVID-19 pandemic on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; our ability to successfully integrate acquired businesses, including within the eCommerce space; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average ticket in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; trends in consumer shopping habits around the world and in the markets in which we operate; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; changes in the credit ratings assigned to our commercial paper and debt securities by credit rating agencies; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; transportation, energy and utility costs; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident-related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; consumer enrollment in health and drug insurance programs and such programs' reimbursement rates and drug formularies; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events and catastrophic events; and changes in generally accepted accounting principles in the United States. Our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the presentations. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made in the presentation are as of the date of this meeting. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. This presentation includes certain non-GAAP measures as defined under SEC rules, including net sales, revenue, and operating income on a constant currency basis, adjusted EPS, free cash flow and return on investment. Refer to information about the non-GAAP measures contained in this presentation. Additional information as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures can be found in our most recent Form 10-K and our Form 8-K furnished as of the date of this presentation with the SEC, which are available at www.stock.walmart.com. 2

# Supporting Associates, Families, Suppliers, and Communities through COVID-19

## Actions for Associates

- Announced special cash bonus to all hourly associates in the U.S. totaling approximately $755 million.
- Accelerated payment of first-quarter MyShare bonuses of nearly $170 million.
- Expanded pay temporarily by $2 per hour in U.S. fulfillment centers.
- Created COVID-19 Emergency leave policy.
- Implemented an option for associates to receive weekly access to earned wages.
- Provided access to free telehealth appointments through Doctors on Demand.
- Provided face masks and gloves.
- Installed sneeze guards at checkouts and other points of sale.
- Encouraged social distancing through signage, including floor markers and directional traffic arrows.
- Launched a new Living Better video series.
- Implemented remote working for office associates.

## Actions for Communities

- Hired more than 235,000 new associates in the U.S.
- Provided $35 million in philanthropic support.
- Focused $10 million of philanthropic support to food security.
- Launched 139 COVID-19 testing sites in store parking lots across the U.S. with an additional 44 by the end of May.
- Partnered with Salesforce and State Farm to provide face masks and shoe coverings to healthcare workers.
- Waived or discounted rent payments for all U.S. property partners for April and May.
- Simplified the process to qualify for the company's Supply Chain Finance Program.
- Partnered with McKesson to distribute millions of gowns and coveralls to healthcare workers.
- Donated 21 tons of fresh produce and flowers to first responders and healthcare workers through Sam's Club.
- Committed to donating $1 million through Sam's Club to help small businesses meet financial gaps.
- Partnered with Feeding America to launch 'Fight Hunger. Spark Change' online donations early.
- Launched deliveries of food and supplies directly to hospital workers in Canada.
- Donated 250 tons of food to more than 20,000 senior citizens in Mexico.
- Created online priority shopping passes for those most at risk in the U.K.

## Actions for Customers

- Reduced store operating hours to enable enhanced cleaning and sanitizing.
- Launched Express Delivery in the U.S. to allow customers the option of having their orders delivered to their door in under two hours.
- Expanded slot capacity in the U.S. for existing pickup and delivery services.
- Expanded ship from store option temporarily for orders placed on Walmart.com to approximately 2,500 stores.
- Expanded the SNAP online pilot to more states in the U.S. in coordination with the USDA.
- Expanded curbside pharmacy pickup and mail-to-home options in the U.S.
- Launched a new concierge service at Sam's Club to offer seniors and those most at-risk a contact-free service.
- Introduced "Hero Hours" at Sam's Club for those serving on the frontlines.
- Launched same-day delivery through Sam's Club in Mexico.
- Expanded capabilities in Mexico to support the growth in demand for same-day delivery options.
- Launched pickup in China.
- Accelerated launch of a new chat service through PhonePe to enable conversations between users.
- Expanded Scan & Go Mobile to most stores in the U.K. to encourage contact-free shopping.
- Expanded online grocery capacity in the U.K.
- Launched contact-free grocery delivery in Canada.
- Announced partnership between Flipkart and Uber to deliver everyday essentials to customers.

Walmart

Walmart Inc. 1 1 (Amounts in millions, except per share data) Q1 $ Δ % Δ Total revenue $ 134,622 $ 10,697 8.6 % Total revenue, constant currency2 135,917 11,992 9.7 % Net sales 133,672 10,723 8.7 % Net sales, constant currency2 134,926 11,977 9.7 % Membership & other income 950 (26) (2.7)% Operating income 5,224 279 5.6 % Operating income, constant currency2 5,271 326 6.6 % Interest expense, net 549 (76) (12.2)% Other (gains) and losses (721) 116 (13.9)% Consolidated net income attributable to Walmart 3,990 148 3.9 % EPS 1.40 0.07 5.3 % Adjusted EPS2 1.18 0.05 4.4% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 4

Walmart Inc. Q1 bps Δ1 Gross profit rate 23.7% (66) bps Operating expenses as a percentage of net sales 20.5% (62) bps Effective tax rate 24.5% 24 bps Debt to total capitalization2 46.0% 10 bps Return on assets3 6.6% 260 bps Return on investment3 13.4% (110) bps 1 Basis points change versus prior year comparable period. 2 Debt to total capitalization calculated as of April 30, 2020. Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long- term finance lease obligations. Total capitalization includes debt and total Walmart shareholders' equity. 3 Calculated for the trailing 12 months ended April 30, 2020. For ROI, see reconciliations at the end of presentation regarding non-GAAP financial measures. 5

Walmart Inc. 1 1 (Amounts in millions) Q1 $ Δ % Δ Receivables, net $ 5,029 $ (313) (5.9)% Inventories 41,217 (3,534) (7.9)% Accounts payable 44,096 (1,014) (2.2)% 1 Change versus prior year comparable period. 6

Walmart Inc. 1 (Amounts in millions) YTD $ Δ Operating cash flow $ 7,017 $ 3,454 Capital expenditures 1,752 (453) Free cash flow2 $ 5,265 3,907 1 (Amounts in millions) Q1% Δ Dividends $ 1,529 0.6% Share repurchases3 723 (66.1)% Total $ 2,252 (38.4)% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non- GAAP financial measures. 3 $5.0 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 7 6 million shares in the first quarter of fiscal 2021.

Walmart U.S. (Amounts in millions) Q1 Δ1 Net sales $88,743 10.5% Comparable sales2 10.0% NP • Comp transactions -5.6% NP • Comp average ticket 16.5% NP eCommerce impact2 ~390 bps NP Gross profit rate Decrease (113) bps Operating expense rate Decrease (89) bps Operating income $4,302 3.9% 1 Change versus prior year comparable period. 2 The results of new acquisitions are included in our comp sales metrics in the 13th month after acquisition. NP - Not provided 8

Walmart U.S. - quarterly financial highlights Q1 results were significantly affected by the COVID-19 health crisis including higher incremental sales and related costs. Sales • Comp sales1 increased 10.0% with comp ticket higher by 16.5% while comp transactions declined 5.6%. As a result of the health crisis and related stay-at-home mandates, customers consolidated store shopping trips with larger average baskets and shifted more purchases to eCommerce. • E-commerce sales were strong growing 74% and contributed approximately 390 basis points to segment comp sales growth. Store pickup and delivery, ship to home, ship from store, and marketplace channels were strong throughout the quarter. • February comp sales grew 3.8%. In mid-March, stock-up trips surged with March comp sales increasing 15.4%. Store sales slowed during the first half of April but reaccelerated mid-month as customers spent government stimulus money resulting in a 9.5% April comp sales increase. • Q1 strength in food, consumables, and health & wellness was partially offset by softness in discretionary areas such as apparel. • Total net sales growth of 10.5% included an approximately 1% benefit from Leap Day sales. Gross profit rate was down 113 basis points due to the carryover of last year's price investments, crisis-related shifts in sales mix to lower-margin categories and channel mix towards eCommerce, general merchandise markdowns, and temporary closures of Vision Centers and Auto Care Centers. Expenses - Strong sales contributed to operating expense leverage of 89 basis points despite the approximate $670M of crisis-related incremental costs. Associate investments, wage pressures and increased maintenance costs were partially offset by lower marketing, travel and consulting costs. Operating income was also affected by a decline in Other Income due to crisis-related temporary closures of in-store tenants and related lost income. Inventory declined 6.1% reflecting higher than normal out-of-stocks in some categories. Format/omni growth • We closed 2 Supercenters and 1 Neighborhood Market. We remodeled about 80 stores. • As of Q1, we had nearly 3,300 store pickup locations and more than 1,850 stores with same-day grocery delivery. Express Delivery was launched. 1 Comp sales for the 13-week period ended May 1, 2020, excluding fuel. 9

Walmart U.S. - quarterly merchandise highlights Category Comp Comments Food and consumables sales were strong and grocery pickup and 1 delivery reached all-time high sales volumes. Food strength was Grocery + low double-digit broad-based across categories while consumables' sales were led by paper goods and household chemicals. Pharmacy comp sales increased by a high single-digit percentage due to branded drug inflation and strong 90-day script growth. This was Health & wellness + high single-digit partially offset by lost sales from the temporary closures of our Vision Centers in mid-March. Sales were volatile across categories as stay-at-home mandates and government stimulus money affected results. We saw strength in General electronics, media & gaming, toys, sporting goods and home. Crafts merchandise2 +mid single-digit and fabric sales were particularly strong. This was partially offset by softness in apparel as well as lost sales from the temporary closures of our Auto Care Centers in mid-March. 1 Includes food and consumables. 2 General merchandise includes entertainment, toys, hardlines, apparel, home and seasonal. 10

Walmart International Constant 1 (Amounts in millions) Reported currency Q11 Δ2 Q1 Δ2 Net sales $29,766 3.4% $31,020 7.8% Gross profit rate Increase 10 bps NP NP Operating expense rate Decrease (12) bps NP NP Operating income $806 9.2% $853 15.6% 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. NP - Not Provided 11

Walmart International - quarterly financial highlights Sales • Net sales increased 3.4% on a reported basis and increased 7.8% in constant currency. Comp sales were positive in nine of 10 markets, including the major markets of Mexico, China, Canada and the U.K. Sales were positively affected by a greater level of stock-up activity in response to COVID-19, partially offset by the closure of stores or eCommerce operations in markets including India, South Africa and Central America. ◦ Sales were strong in categories such as grocery and consumables, partially offset by a decline in sales in the apparel and general merchandise categories. • Leap Day positively affected sales by approximately 1%. • eCommerce contributed nine percent of total segment net sales, led by growth in China, Canada, U.K. and Mexico. Limited operations of the company's Flipkart business in India for a portion of the quarter negatively affected growth. Gross profit • Gross profit rate increased 10 basis points on a reported basis primarily due to the company's Flipkart business. This was partially offset by an outsized change in mix towards lower margin categories and formats in response to COVID-19. Expenses • Operating expenses leveraged 12 basis points on a reported basis. Strong top-line growth and operating discipline were partially offset by incremental costs related to COVID-19. Operating income • Operating income increased 9.2% on a reported basis and 15.6% in constant currency. The effects of changes in currency rates negatively affected operating income by approximately $47 million. Growth for Walmex and Canada, along with the effects of the company's Flipkart business in India, were partially offset by a decline for Asda in the U.K. and China. Inventory • During the quarter, inventory declined 10.6% on a reported basis. Excluding currency, inventory was relatively flat. 12

Walmart International - key market quarterly results 3 Comp Gross Operating Country1,2 Net sales3 Average profit rate3 income3 Sales Transactions Ticket Walmex4 9.8% 1.3% 8.5% 11.6% Flat Increase China 11.7% (13.5)% 29.2% 13.3% Decrease Decrease Canada 8.5% (13.8)% 25.8% 7.6% Decrease Increase United Kingdom5 3.5% (3.4)% 6.9% 2.7% Decrease Decrease 1 Results are presented on a constant currency basis here and for all key market highlights. Net sales and comp sales are presented on a nominal, calendar basis. 2 eCommerce results are included for each of the markets listed in the table. 3 Change versus prior year comparable period. 4 Walmex includes the consolidated results of Mexico and Central America. 5 Comp sales for the United Kingdom are presented excluding fuel.  13

Walmart International - key market highlights Walmex • Net sales increased 11.6% and comp sales increased 9.8%. In Mexico, comp sales increased 10.8%. ◦ Sales were positively affected by a greater level of stock-up activity in response to COVID-19. Higher growth in food and consumables was partially offset by weaker demand for apparel. ◦ Comp sales grew in-line with ANTAD1 self-service and clubs. ◦ eCommerce sales in Mexico increased by 68%. • Gross profit rate was essentially flat as mix towards lower margin categories in response to COVID-19 was largely offset by lapping certain costs from last year. • Operating expenses leveraged primarily as a result of strong top-line growth and cost discipline, partially offset by incremental costs related to COVID-19. China • Net sales increased 13.3% and comp sales increased 11.7%. ◦ Sales were positively affected by a greater level of stock-up activity in response to COVID-19, and strong sales growth related to Chinese New Year. Higher growth in food was partially offset by weaker demand for consumables. ◦ Sam's Club delivered double-digit comp sales growth. ◦ eCommerce sales increased by 160%, including omnichannel growth of more than 200%. • Gross profit rate declined primarily as a result of increased demand in lower margin categories and formats in response to COVID-19. • Operating expenses leveraged primarily as a result of strong top-line growth and cost discipline, partially offset by incremental costs related to COVID-19. 1 ANTAD - Asociación Nacional de Tiendas de Autoservicio y Departamentales; The National Association of Supermarkets and Department Stores 14

Walmart International - key market highlights Canada • Net sales increased 7.6% and comp sales increased 8.5%. ◦ Sales were positively affected by a greater level of stock-up activity in response to COVID-19. Higher growth in food and consumables was partially offset by weaker demand for general merchandise and apparel. ◦ Demand for online grocery greatly accelerated during the period. ◦ The company finalized the sale of Walmart Canada Bank on April 1, 2019, which resulted in a headwind to sales of 85 basis points. • Gross profit rate declined primarily as a result of the divestiture of Walmart Canada Bank and increased demand for lower margin categories in response to COVID-19. • Operating expenses leveraged for the quarter primarily as a result of strong topline growth and the divestiture of Walmart Canada Bank, partially offset by incremental costs related to COVID-19. U.K. • Net sales increased 2.7% and comp sales increased 3.5%. ◦ Sales were positively affected by a greater level of stock-up activity in response to COVID-19. Higher growth in food and consumables was partially offset by weaker demand for apparel. ◦ Sales for online grocery continued to outpace the market, according to Kantar. • Gross profit rate declined primarily as a result of a change in mix towards lower margin categories in response to COVID-19. • Operating expenses deleveraged primarily as a result of incremental costs related to COVID-19, partially offset by strong topline growth. 15

Sam's Club With fuel Without fuel1 (Amounts in millions) Q1 Δ2 Q1 Δ2 Net sales $15,163 9.6% $14,069 13.0% Comparable sales3 8.5% NP 12.0% NP • Comp transactions NP NP 11.9% NP • Comp average ticket NP NP 0.1% NP eCommerce impact NP NP ~170 bps NP Gross profit rate Increase 20 bps Decrease (79) bps Membership income NP NP NP 6.4% Operating expense rate Increase 10 bps Decrease (25) bps Operating income $494 9.5% $398 (10.2)% 1 Represents financial information of all non-fuel operations. For the three months April 30, 2020, fuel sales were $1.1 billion, and fuel operating income was $96 million. 2 Change versus prior year comparable period. 3 Comp sales for the 13-week period ended May 1, 2020. Tobacco sales negatively affected comparable sales without fuel by 410 basis points for Q1. NP - Not provided. 16

Sam's Club - quarterly financial highlights Sales • Comp sales1 increased 12.0% and comp transactions grew 11.9%. Tobacco negatively affected comp sales by approximately 410 basis points. • February and March had strong transactions driven by COVID-19 stock-up trips. In April, transactions slowed as members consolidated trips and increased their average ticket size. • Q1 strength in fresh food, grocery, consumables and health & wellness was partially offset by softness in discretionary items such as apparel, tires and jewelry. • eCommerce sales increased approximately 40% driven by strong direct-to-home performance. • Leap Day positively affected sales by approximately 1%. Gross profit • Gross profit rate increased 20 basis points with fuel but decreased 79 basis points without fuel. Higher margins on fuel positively affected gross profit. Excluding fuel, gross profit rate declined due to investments in price and higher eCommerce fulfillment costs. Operating expenses • Operating expenses as a percentage of net sales increased 10 basis points with fuel but decreased 25 basis points without fuel. Lower fuel sales negatively affected expense leverage. Operating expense leverage excluding fuel is primarily the result of improved labor productivity partially offset by approximately $65 million of COVID-19 related expenses and a reduction in sales of tobacco. Membership income • Membership income increased 6.4%. Trends in membership continue to improve. Compared to last year, the total number of members, overall renewal rates and Plus penetration rate all increased for the quarter. COVID-19 had a positive impact on membership trends. Inventory • Inventory decreased 13.2%. Higher sales volume and the cancellation of the May One Day Event were the primary drivers. 1 Comp sales for the 13-week period ended May 1, 2020, excluding fuel. 17

Sam's Club - quarterly category highlights Category Comp Comments Fresh / Freezer / Cooler + low double digit Meat, deli and frozen foods performed well. Grocery and beverage + low double digit Canned protein, pasta and coffee/breakfast performed well. Consumables + low double digit Broad-based strength, including paper goods, laundry & home care and health & beauty. Home and apparel - high single-digit Soft sales in tires due to the temporary closure of tire centers, apparel and jewelry. Technology, office and Soft sales of mobile phones were partially offset by strong performance in consumer entertainment - low single-digit electronics. OTC and pharmacy performed well partially offset by the temporary closure of optical and Health and wellness + high single-digit hearing centers. 18

Non-GAAP measures - ROI We include Return on Assets ("ROA"), which is calculated in accordance with U.S. generally accepted accounting principles ("GAAP") as well as Return on Investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI. ROA was 6.6 percent and 4.0 percent for the trailing twelve months ended April 30, 2020 and 2019, respectively. The increase in ROA was primarily due to the increase in consolidated net income as a result of lapping the $4.5 billion net loss in fiscal 2019 related to the sale of the majority stake in Walmart Brazil and the change in fair value of the investment in JD.com, partially offset by the dilution to operating income related to Flipkart and business restructuring charges recorded in fiscal 2020. ROI was 13.4 percent and 14.5 percent for the trailing twelve months ended April 30, 2020 and 2019, respectively. The decrease in ROI was primarily due to the decrease in operating income as a result of the dilution from Flipkart and business restructuring charges recorded in fiscal 2020, as well as the increase in average total assets due to the acquisition of Flipkart. We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period. For the trailing twelve months ended April 30, 2019, lease related assets and associated accumulated amortization are included in the denominator at their carrying amount as of that balance sheet date, rather than averaged, because they are not directly comparable to the prior year calculation which included rent for the trailing 12 months multiplied by a factor of 8. A two-point average was used for leased assets beginning in fiscal 2021, after one full year from the date of adoption of the new lease standard. Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. As mentioned above, we consider ROA to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. 19

Non-GAAP measures - ROI cont. The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, is as follows: CALCULATION OF RETURN ON ASSETS CALCULATION OF RETURN ON INVESTMENT Trailing Twelve Months Trailing Twelve Months Ended April 30, Ended April 30, (Dollars in millions) 2020 2019 (Dollars in millions) 2020 2019 Numerator Numerator Consolidated net income $ 15,369 $ 8,809 Operating income $ 20,847 $ 21,748 Denominator + Interest income 184 222 Average total assets1 $ 233,718 $ 219,736 + Depreciation and amortization 11,062 10,714 Return on assets (ROA) 6.6% 4.0% + Rent 2,694 2,866 ROI operating income $ 34,787 $ 35,550 April 30, Denominator Certain Balance Sheet Data 2020 2019 2018 Average total assets1,2 $ 233,718 $ 226,465 + Average accumulated depreciation Total assets $ 232,892 $ 234,544 $ 204,927 and amortization1,2 90,970 84,960 Leased assets, net NP 20,637 NP - Average accounts payable1 44,603 44,861 Total assets without leased assets, net NP 213,907 NP - Average accrued liabilities1 20,700 20,903 Accumulated depreciation and amortization 94,514 87,426 84,964 Average invested capital $ 259,385 $ 245,661 Accumulated amortization on leased assets NP 3,085 NP Return on investment (ROI) 13.4% 14.5% Accumulated depreciation and amortization, without leased assets NP 84,341 NP Accounts payable 44,096 45,110 44,612 Accrued liabilities 20,377 21,023 20,782 1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the corresponding prior period and dividing by 2. Average total assets as used in ROA includes the average impact of the adoption of ASU 2016-02, Leases (Topic 842). 2 For the twelve months ended April 30, 2019, as a result of adopting ASU 2016-02, average total assets is based on the average of total assets without leased assets, net plus leased assets, net as of April 30, 2019. Average accumulated depreciation and amortization is based on the average of accumulated depreciation and amortization, without leased assets plus accumulated amortization on leased assets as of April 30, 2019. 20 NP - not provided 3 Upon adoption of ASU 2016-02, Leases, a factor of eight times rent is no longer included in the calculation of ROI on a prospective basis as operating lease assets are now recorded on the Consolidated Balance Sheet. 1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2. 2 The average is based on the addition of 'total assets without leased assets, net' at the end of the current period to 'total assets without leased assets, net' at the end of the prior period and dividing by 2, plus 'leased assets, net' at the end of the current period. 3 The average is based on the addition of 'accumulated depreciation and amortization, without leased assets' at the end of the current period to 'accumulated depreciation and amortization, without leased assets' at the end of the prior period and dividing by 2, plus 'accumulated amortization on leased assets' at the end of the current period. NP = not provided

Non-GAAP measures - free cash flow We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $7.0 billion for the three months ended April 30, 2020, which increased when compared to $3.6 billion for the three months ended April 30, 2019 due to the accelerated timing of inventory sell-through in the current period primarily related to the impacts of COVID-19, as well as the timing of vendor and other payments. We generated free cash flow of $5.3 billion for the three months ended April 30, 2020, which increased when compared to $1.4 billion for the three months ended April 30, 2019 due to the same reasons as the increase in net cash provided by operating activities, as well as $0.5 billion in decreased capital expenditures. Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities. Three Months Ended April 30, (Dollars in millions) 2020 2019 Net cash provided by operating activities $ 7,017 $ 3,563 Payments for property and equipment (capital expenditures) (1,752) (2,205) Free cash flow $ 5,265 $ 1,358 Net cash used in investing activities1 $ (1,696) $ (1,135) Net cash provided by (used in) financing activities 565 (846) 1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow. 21

# Non-GAAP measures - constant currency

In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates.

Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2020.

| | Three Months Ended April 30, | | | |
|---|---|---|---|---|
| | 2020 | Percent Change[1] | 2020 | Percent Change[1] |
| *(Dollars in millions)* | Walmart International | | Consolidated | |
| **Total revenues:** | | | | |
| As reported | $ 30,052 | 3.4% | $ 134,622 | 8.6% |
| Currency exchange rate fluctuations | 1,295 | N/A | 1,295 | N/A |
| Constant currency total revenues | $ 31,347 | 7.8% | $ 135,917 | 9.7% |
| **Net sales:** | | | | |
| As reported | $ 29,766 | 3.4% | $ 133,672 | 8.7% |
| Currency exchange rate fluctuations | 1,254 | N/A | 1,254 | N/A |
| Constant currency net sales | $ 31,020 | 7.8% | $ 134,926 | 9.7% |
| **Operating income:** | | | | |
| As reported | $ 806 | 9.2% | $ 5,224 | 5.6% |
| Currency exchange rate fluctuations | 47 | N/A | 47 | N/A |
| Constant currency operating income | $ 853 | 15.6% | $ 5,271 | 6.6% |

[1] Change versus prior year comparable period.

Walmart

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Non-GAAP measures - adjusted EPS Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year. We have calculated Adjusted EPS for the three months ended April 30, 2020 by adjusting EPS for unrealized gains and losses on the company’s equity investment in JD.com  We adjust for the unrealized gains and losses on the company's equity investment in JD.com because although the Company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Additionally, management does not forecast changes in fair value of its equity investments. 23

Non-GAAP measures - adjusted EPS Percent Three Months Ended April 30, 2020 Change1 Diluted earnings per share: Reported EPS $ 1.40 5.3% Adjustments: Pre-Tax Impact Tax Impact2 Net Impact Unrealized (gains) and losses on JD.com investment $ (0.27) $ 0.05 $ (0.22) Adjusted EPS $ 1.18 4.4% 1 Change versus prior year comparable period. 2 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. 24

Non-GAAP measures - adjusted EPS As previously disclosed in our first quarter ended April 30, 2019 press release, we have calculated Adjusted EPS for the three months ended April 30, 2019 by adjusting EPS for the unrealized gains and losses on our JD.com investment. Three Months Ended April 30, 2019 Diluted earnings per share: Reported EPS $ 1.33 Adjustments: Pre-Tax Impact Tax Impact1 Net Impact Unrealized (gains) and losses on JD.com investment $ (0.27) $ 0.07 $ (0.20) Net adjustments $ (0.20) Adjusted EPS $ 1.13 1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdiction. 25

Additional resources at stock.walmart.com • Unit counts & square footage • Comparable store sales, including and excluding fuel • Terminology 26